Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 12th day of November, 2013, among GNB Financial Services, Inc., a Pennsylvania Corporation (the “Corporation”), and The Gratz Bank, a Commonwealth of Pennsylvania chartered bank (the “Bank”), and Aaron M. Klinger, a Pennsylvania resident (“Employee”).

WITNESSETH:

WHEREAS, Corporation is a registered bank holding company;

WHEREAS, Bank is a wholly owned subsidiary of Corporation;

WHEREAS, Employee serves in the capacity of Comptroller; and

WHEREAS, Corporation, Bank and Employee had an Employment Agreement dated the 5th day of October, 2010; and

WHEREAS, Corporation, Bank and Employee wish to enter into an employment agreement which defines their respective rights and obligations; and

WHEREAS, Corporation, Bank and Employee by this Agreement shall declare as null and void the prior Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the covenants hereinafter set forth, and intending to be legally bound hereby, the Parties agree, effective the date hereof, as follows:

1.              Employment. Bank and Corporation hereby employ Employee and Employee hereby accepts employment with Bank and Corporation, under the terms and conditions set forth in this Agreement.

2.              Duties of Employee. Employee shall serve as the Comptroller of Bank. Employee shall be responsible for establishing, implementing and coordinating accounting systems; assuring the existence of adherence to operating procedures for accounting related activities, coordinating the compliance with regulatory policy relating to accounting systems and practices; preparing budgets and related financial reports; supervising assigned personnel and shall have such other duties and hold such other titles, as may be provided by the bylaws of the Bank and Corporation and as may be given to him from time to time by the Boards of Directors of Bank and Corporation.

3.              Employment in Other Employment. Employee shall devote all of his working time, ability and attention to the business of the Bank and Corporation and/or their subsidiaries or affiliates, during the term of this Agreement. The Employee shall notify the President and Chief Executive Officer in writing before the Employee engages in any other business or commercial duties or pursuit including but not limited to directorships of other companies. Under no circumstances may the Employee engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Bank and Corporation and/or any of its subsidiaries or affiliates nor may the Employee serve as a director or officer or in any other capacity in a company which competes with the Bank and Corporation and/or any of its subsidiaries or affiliates. Employee shall not be precluded, however, upon written notification to the Boards of Directors, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Boards’ reasonable opinion, not in conflict with or detrimental to the Employee’s rendition of services on behalf of the Bank and Corporation and/or any of its subsidiaries or affiliates.

4.              Term of Agreement.

(a)                                 This Agreement shall be for a two (2) year period (the “Employment Period”) beginning on the date first written above and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end two (2) years later (the “Initial Term”).

(b)                                 Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Boards of Directors of Bank and Corporation to Employee. As used in this Agreement, “Cause” shall mean any of the following:

(i)                                     Employee’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Employee for a period often (10) consecutive days or more;

(ii)                                  Employee’s failure to follow the good faith lawful instructions of the Boards of Directors of Bank and Corporation with respect to its operations, after written notice from Bank and Corporation and a failure to cure such violation within thirty (30) days of said written notice;

(iii)          Employee’s willful failure to substantially perform Employee’s duties to Bank and Corporation, other than a failure resulting from Employee’s incapacity because of physical or mental illness, as provided in subsection (d) of this Section 4, after written notice from Bank and Corporation and a failure to Cure such violation within thirty (30) days of said written notice;

(iv)                              Employee’s intentional violation of the provisions of this Agreement, after written notice from the Bank and Corporation and a failure to cure such violation within thirty (30) days of said written notice.

(v)                                 dishonesty or gross negligence of the Employee in the performance of his duties;

(vi)                              Employee’s removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal or state banking agency pursuant to Section 8(e) or 8(g) of the Federal Deposit Insurance Act or any other federal Or state regulation;

(vii)                           Employee’s breach of fiduciary duty involving personal gain;

(viii)        unlawful harassment by the Employee against employees, customers, business associates, contractors, or vendors of Bank and Corporation which results or may be reasonably expected to result in material liability to Bank and Corporation, as determined by the affirmative vote of two-thirds (2/3) of the disinterested independent members of the Boards of Directors of Bank and Corporation, following an investigation of the claims by a third party unrelated to the Bank and Corporation chosen by the Employee and Bank and Corporation;

(ix)                              the willful violation by the Employee of the provisions of Sections 9, 10, or 11 hereof after notice from the Bank and Corporation and a failure to cure such violation within thirty (30) days of said notice;

(x)                                 the willful violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority;

(xi)                              theft or abuse by Employee of the Bank’s and Corporation’s property or the property of Bank’s and Corporation’s customers, employees, contractors, vendors, or business associates;

(xii)                           any act of fraud, misappropriation or personal dishonesty;

(xiii)        conduct by the Employee as determined by an affirmative vote of seventy-five percent (75%) of the disinterested members of the Boards of Directors of Bank and Corporation which brings public discredit to Bank and Corporation and which results or may be reasonably expected to result in material financial or other harm to the Bank and Corporation;

(xiv)                       insubordination as determined by an affirmative vote of seventy-five percent (75%) of the Boards of Directors of Bank and Corporation, after written notice from the Bank and Corporation and a failure to cure such violation within thirty (30) days of said written notice; or

(xv)                          the existence of any material conflict between the interests of the Bank and Corporation and the Employee that is not disclosed in writing by the Employee to the Bank and Corporation and approved in writing by the Boards of Directors of the Bank and Corporation.

(xvi)                       Before taking any action under any subparagraphs above, Employee shall be entitled to appear before the Boards and present Employee’s position as to any issues about which Employee has been notified by the Boards in writing. Such appearance shall be within a reasonable period of time following written notice to Employee of the issues but in no event longer than thirty (30) days after the date of said written notice.

If this Agreement is terminated for Cause, all of Employee’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 19 hereof with respect to arbitration.

(c)                                  Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Employee’s voluntary termination of employment for Good Reason. The term “Good Reason” shall mean (i) the assignment of duties and responsibilities inconsistent with Employee’s status as Comptroller of Bank and Corporation, (ii) a reassignment which requires Employee to move his principal residence or his office more than fifty (50) miles from the Bank’s and Corporation’s principal Employee office immediately prior to this Agreement, (iii) any removal of the Employee from office or any adverse change in the terms and conditions of the Employee’s employment, except for any termination of the Employee’s employment under the provisions of Section 4(b) hereof, (iv) any reduction in the Employee’s Annual Base Salary as in effect on the date hereof or as the same may be increased from time to time, or (v) any failure of Bank and Corporation to provide the Employee with benefits at least as favorable as those enjoyed by the Employee during the Employment Period under any of the pension, life insurance, medical, health and accident, disability or other employee plans of Bank and Corporation, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all employees.

Employee shall within ninety (90) days of the occurrence of any of the foregoing events, provide notice to Bank and Corporation of the existence of the “Good Reason” condition and provide Bank and Corporation thirty (30) days in which to cure such condition. In the event that Bank and Corporation do not cure the condition within thirty (30) days of such notice, Employee may resign from employment for “Good Reason” by written notice (the “Notice of Termination”) delivered to Bank and Corporation and the provisions of this Section 4(c) hereof shall thereupon apply.

If such termination occurs for Good Reason and provided Employee executes a release agreement in favor of the Bank and Corporation, then Bank and Corporation shall pay Employee an amount equal to two (2) times the Employee’s Annual Base Salary, payable in twenty-four (24) equal monthly installments and shall be subject to federal, state and local tax withholdings. In addition, for a period of two (2) years from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur, Employee shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee during the two (2) years prior to his termination of employment. If Bank and Corporation cannot provide such benefits because Employee is no longer an employee, Bank and Corporation shall reimburse Employee in an amount equal to the monthly premium paid by him to obtain substantially similar health and welfare employee benefits which he enjoyed prior to termination, which reimbursement shall continue until the expiration of two (2) years (from the date of termination of employment or until Employee secures substantially similar benefits through other employment, whichever shall first occur, subject to Internal Revenue Code of 1986, as amended (the “Code”) Section 409A if applicable.

However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Employee in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, Bank and Corporation will pay to Employee an additional cash payment (“Gross-up Payment”) in an amount such that the after-tax proceeds of such Gross-up Payment (including any income tax or excise tax on such Gross-up Payment) will be equal to the amount of the excise tax. Notwithstanding any other provision, in the event that Employee is determined to be a key employee as that term is defined in Section 409A of the Code, no payment that is determined to be deferred compensation subject to Section 409A of the Code shall be made until the first day of the seventh month following the date of separation of service as that term is defined in Section 409A of the Code.

(d)                                 Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Employee’s Disability and Employee’s rights under this Agreement shall cease as of the date of such termination; provided, however, that Employee shall nevertheless be entitled to receive any amount due under any disability plan in effect at the Bank and Corporation for which Employee is a participant.

(e)                                  In the event that Employee terminates his employment without Good Reason as defined in Section 4(c), all of Employee’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 19 hereof with respect to arbitration.

(f)                                   Employee agrees that in the event that Bank, Corporation, or Employee provides notice of non-renewal of this Agreement under Section 4(a), Bank and Corporation shall have no further obligation under this Agreement, other than payment to Employee of his earned but unpaid Annual Base Salary under Section 5(a) and any employee benefits under Section 5, as of the date of the expiration of this Agreement or until Employee voluntarily terminates his employment, whichever occurs earlier.

5.                                      Employment Period Compensation.

(a)                                 Annual Base Salary. For services performed by Employee under this Agreement, Bank and Corporation shall pay Employee an Annual Base Salary during the Employment Period at the rate of $75,000.00 per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other Employee employees of Bank and Corporation.

(b)                                 Bonus. For services performed by Employee under this Agreement, Bank and Corporation may, from time to time, pay a bonus or bonuses to Employee as Bank and Corporation, in their sole discretion, deem appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of Bank and Corporation to Employee provided for in this Agreement.

(c)                                  Paid Time-off. During the term of this Agreement, Employee shall be entitled to paid time off in accordance with the manner and amount provided under the paid time-off plan currently in effect and approved by the Boards of Directors.

(d)                                 Employee Benefit Plans. During the term of this Agreement, Employee shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at Bank and Corporation, subject to the terms of said plan, until such time that the Boards of Directors of Bank and Corporation authorize a change in such benefits. Bank and Corporation shall not make any changes in such plans or benefits which would adversely affect Employee’s benefits thereunder, unless such change occurs pursuant to a program applicable to all Employee officers of Bank and Corporation and does not result in a proportionately greater adverse change in the rights of or benefits to Employee as compared with any other Employee officer of Bank and Corporation. Nothing paid to Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Employee pursuant to Section 5(a) hereof.

(e)                                  Expenses. During the term of this Agreement, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred in carrying out his duties under this Agreement, which are properly accounted for, in accordance with the policies and procedures established by the Boards of Directors of Bank and Corporation for its Employee officers.

6.                                      Termination of Employment Following a Change in Control.

(a)                                 If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur and Employee’s employment is involuntarily terminated within one hundred eighty (180) days of the Change in Control, the Employee may give notice of the intention to collect benefits under this Agreement by delivering written notice (the “Notice of Termination”) to Bank and Corporation and the provisions of Section 7 of this Agreement shall apply.

(b)                                 As used in this Agreement, “Change in Control” shall mean:

(i)                                     any “person” or more than one person acting as a group (as such term is defined in Section 409A of the Code and any Internal Revenue Guidance and regulations under Section 409A of the Code), other than Bank and Corporation or any “person” who on the date hereof is a director Or officer of Bank and Corporation, acquires ownership of stock of the Corporation or Bank, together with stock held by such person constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation or Bank; or

(ii)                                  any “person” or more than one person acting as a group (as such term is defined in Section 409A of the Code and any Internal Revenue Guidance and regulations under Section 409A of the Code), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation or Bank possessing thirty percent (30%) or more of the total voting power of the stock of the Corporation or Bank; or

(iii)          a majority of the members of the Corporation’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board of Directors before the date of the appointment or election.

7.                                      Rights in Event of Change in Control.

(a)                                 In the event the Employee’s employment is involuntarily terminated and Employee gives the Bank and Corporation a Notice of Termination under Section 6(a) of this Agreement, the Employee shall be entitled to receive a lump sum payment equal to 2 times his Annual Base Salary. In addition, for a period of 2 years from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur, Employee shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee during the 2 years prior to his termination of employment. If Bank and Corporation cannot provide such benefits because Employee is no longer an employee, Bank and Corporation shall reimburse Employee in an amount equal to the monthly premium paid by him to obtain substantially similar health and welfare employee benefits which he enjoyed prior to termination, which reimbursement shall continue until the expiration of 2 years from the date of termination of employment or until Employee secures substantially similar benefits through other employment, whichever shall first occur, subject to Code Section 409A if applicable.

However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Employee in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, Bank and Corporation will pay to Employee an additional cash payment (“Gross-up Payment”) in an amount such that the after-tax proceeds of such Gross-up Payment (including any income tax or Excise Tax on such Gross-up Payment) will be equal to the amount of the Excise Tax.

Notwithstanding any other provision, in the event that Employee is determined to be a key employee as that term is defined in Section 409A of the Code, no payment that is determined to be deferred compensation subject to Section 409A of the Code shall be made until the first day of the seventh month following the date of separation of service as that term is defined in Section 409A of the Code.

(b)                                 Employee shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 7 shall not be reduced by any compensation earned by Employee as the result of employment by another employer or by reason of Employee’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

8.                                      Rights in Event of Termination of Employment Absent Change in Control.

(a)                                 In the event that Employee’s employment is involuntarily terminated by Bank and Corporation without Cause and no Change in Control shall have occurred at the date of such termination and provided Employee executes a release agreement in favor of the Bank and Corporation, then the Bank and Corporation shall pay Employee a lump sum payment equal to two (2) times his Annual Base Salary. In addition, for a period of two (2) years from the date of termination of employment, or until Employee secures substantially similar benefits through other employment, whichever shall first occur, Employee shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee during the two (2) years prior to his termination of employment if Bank and Corporation cannot provide such benefits because Employee is no longer an employee, Bank and Corporation shall reimburse Employee in an amount equal to the monthly premium paid by him to obtain substantially similar health and welfare employee benefits which he enjoyed prior to termination, which reimbursement shall continue until the expiration of two (2) years from the date of termination of employment or until Employee secures substantially similar benefits through other employment, whichever shall first occur, subject to Code Section 409A if applicable.

Notwithstanding any other provision, in the event that Employee is determined to be a key employee as that term is defined in Section 409A of the Code, no payment that is determined to be deferred compensation subject to Section 409A of the Code shall be made until the first day of the seventh month following the date of separation of service as that term is defined in Section 409A of the Code.

(b)                                 Employee shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 8 shall not be reduced by any compensation earned by Employee as the result of employment by another employer or by reason of Employee’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

9.                                      Covenant Not to Compete.

(a)                                 Employee hereby acknowledges and recognizes the highly competitive nature of the business of Bank and Corporation and accordingly agrees that, during and for the applicable period set forth in Section 9(c) hereof, Employee shall not, except as otherwise permitted in writing by the Bank and Corporation:

(i)                                     be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank and corporation holding company) or financial services industry, or (2) any other activity in which Bank and Corporation or any of its affiliates are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, within a twenty (20) mile radius of the Bank’s main office located at 32 West Market Street, Gratz, Pennsylvania; or

(ii)                                  provide financial or other assistance to any person, firm, corporation. or enterprise engaged in (1) the banking (including bank and corporation holding company) Or financial services industry or (2) any other activity in which Bank and Corporation or any of its affiliates are engaged during the Employment Period, in the Non-Competition Area; or

(iii)                               directly or indirectly solicit persons or entities who were customers or referral sources of Bank and Corporation or its affiliates within one year of Employee’s termination of employment, to a become customer or referral source of a person or entity other than Bank and Corporation or its affiliates; or

(iv)                              directly or indirectly solicit employees of Bank and Corporation or its affiliates who were employed within one year of Employee’s termination of employment to work for anyone other than Bank and Corporation or its affiliates.

(b)                                 It is expressly understood and agreed that, although Employee and Bank and Corporation consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for the Bank and Corporation and its subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a Court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)                                  The provisions of this Section 9 shall be applicable, commencing on the date of this Agreement and ending as follows:

(i)                                     if Employee’s employment terminates as a result of Employee giving notice of non-renewal of this Agreement or if Employee voluntarily terminates his employment without Good Reason, the second anniversary date of the effective date of termination of employment; or

(ii)                                  if Employee’s employment terminates in accordance with the provisions of Section 4(b) of this Agreement (relating to termination for Cause), the second anniversary date of the effective date of termination of employment; or

(iii)          if the Employee terminates his employment in accordance with Section 4(c) (relating to Good Reason termination) or his employment is terminated in accordance with Section 8 (relating to termination without cause), the second anniversary date of the effective date of termination of employment; or

(iv)                              if the Employee voluntarily terminates his employment in accordance with the provisions of Section 6 (relating to Change in Control) hereof, the second anniversary date of the effective date of termination of employment.

10.                               Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, the Employee shall not, without the written consent of the Boards of Directors of Bank and Corporation or a person authorized thereby, knowingly disclose to any person, other than an employee of Bank and Corporation or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of his duties as an Employee of Bank and Corporation, any material confidential information obtained by him while in the employ of Bank and Corporation with respect to any of Bank and Corporation’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to Bank and Corporation; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Employee or any person with the assistance, consent or direction of the Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Bank and Corporation or any information that must be disclosed as required by law.

11.                               Work Made for Hire. Any work performed by the Employee under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. patent laws and shall be owned by and for the express benefit of the Bank and Corporation and their subsidiaries and affiliates. In the event it should be established that such work does not qualify as a Work Made for Hire, the Employee agrees to and does hereby assign to Bank and Corporation, and their affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

12.                               Return of Company Property and Documents. The Employee agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to Bank and Corporation and its subsidiaries and affiliates, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Employee during the course of his employment.

13.                               Liability Insurance. Bank and Corporation shall obtain liability insurance coverage for the Employee under an insurance policy with similar terms as that which is currently covering officers and directors of Bank and Corporation against lawsuits, arbitrations or other legal or regulatory proceedings.

14.                               Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Employee’s residence, in the case of notices to Employee, and to the principal Employee offices of Bank and Corporation, in the case of notices to Bank and Corporation.

15.                               Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and an Employee officer specifically designated by the Boards of Directors of Bank and Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.                               Assignment. This Agreement shall not be assignable by any party, except by Bank and Corporation to any successor in interest to their respective businesses.

17.                               Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Employee by the Bank and Corporation and this Agreement contains all the covenants and agreements between the parties with respect to employment.

18 .                            Successors, Binding Agreement.

(a)                                 Bank and Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of the Bank and Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Bank and Corporation would be required to perform it if no such succession had taken place. Failure by Bank and Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 7 of this Agreement shall apply. As used in this Agreement, “Bank and Corporation” shall mean Bank and Corporation, as defined previously and any successor to its respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)                                 This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Employee should die after a Notice of Termination is delivered by Employee, or following termination of Employee’s employment without Cause, and any amounts would be payable to Employee under this Agreement if Employee had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or, if there is no such designee, to Employee’s estate.

19.                               Arbitration. Bank and Corporation and Employee recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Sections 9,10, 11 or 12 which may be litigated in court, including an action for injunction or other relief) are to be submitted for resolution, in Gratz, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). Bank and Corporation or Employee may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Bank and Corporation and Employee may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the Courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Bank and Corporation and Employee shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 9, 10, 11 or 12 of this Agreement, including an action for injunction or other relief

20.                               Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

21.                               Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws principles provided that this Agreement is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code.

22.                               Headings.  The section headings of this Agreement are for convenience only and shall not control of affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

23.                               Recission.  This Agreement nullifies, rescinds and declares void the Employment Agreement of October 5th, 2010.  This Agreement supercedes and is the controlling document for the employment relationship between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	GNB Financial Services, Inc.

/s/ David H. Koppenhaver
David H. Koppenhaver, Chairman

ATTEST:	The Gratz Bank

/s/ David H. Koppenhaver
David H. Koppenhaver, Chairman

WITNESS:

/s/ Aaron Klinger
Aaron Klinger